Exhibit 99.1
FOR IMMEDIATE RELEASE:	Contact:	Michael Gluk (investors)
Chief Financial Officer
ArthroCare Corporation
512-391-3906

Howard Zar (media)
Porter Novelli
212-601-8084
hzar@porternovelli.com

ARTHROCARE’S THIRD QUARTER 2007 EARNINGS GROW 28 PERCENT;
COMPANY INCREASES FOURTH QUARTER GUIDANCE

Austin, Texas - October 22, 2007—ArthroCare Corp. (Nasdaq: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced that for the third quarter ended September 30, 2007, total revenues grew 21 percent to $78.5 million, compared with $64.7 million in the prior year’s third quarter. ArthroCare’s third quarter net income of $11.1 million, or $0.39 per share, grew 28 percent, compared to net income of $8.7 million, or $0.31 per share a year ago. Quarterly performance includes growth in each of the Company’s business units, including a 95 percent increase in spine sales, as well as a 3.8 point improvement in gross profit margin. Quarterly revenue growth reflects the positive impact of new products, the move of key new products from launch stage into high volume manufacturing, as well as the benefits from multi-year investments in sales and marketing.

“Our strong performance in Q3 leaves us well positioned to accomplish our strategic and financial objectives for the full year,” noted Mike Baker, CEO of ArthroCare.

Q3 SUMMARY TABLE

	Q307	Q207	Q306
Product sales	$ 75.5M	$ 76.6M	$ 62.1M
Royalties, fees and other revenue	$ 3.0M	$ 2.9M	$ 2.6M
Total revenues	$ 78.5M	$ 79.5M	$ 64.7M
Net income	$ 11.1M	$ 10.4M	$ 8.7M
Diluted net income per share	$0.39	$0.37	$0.31

REVENUE
In addition to third quarter product sales of $75.5 million, royalties, fees and other revenue was $3.0 million in the third quarter of 2007 compared to $2.6 million in the third quarter of 2006, which represents four percent of total revenue in each of these periods. International product sales increased 35 percent in the third quarter over the third quarter 2006, led by Sports Medicine products in the Company’s direct distribution markets.

BUSINESS UNIT PERFORMANCE
The Sports Medicine business unit produced sales growth of 11 percent during the third quarter of 2007 compared with the same period of 2006, and represented 62 percent of total product sales in the quarter. Sales in the Spine business unit during the third quarter of 2007 grew 95 percent compared to the same period in 2006, with Spine sales representing 15 percent of product sales in the third quarter of 2007. The third quarter increase in ENT product sales over the comparable period of last year was 24 percent, with ENT sales representing 23 percent of product sales during the quarter.

OPERATIONS
Product margin was 72 percent in the third quarter of 2007, compared to product margin of 68 percent in the third quarter of 2006. The four-point improvement in product margin is attributable to favorable product mix, improved international profitability and lower material costs. Operating expenses were $43.8 million in the third quarter of 2007 compared to $32.8 million in the third quarter of 2006. The increase in expense is principally driven by an increase in sales employees and additional marketing expenditures to support emerging spine and oncology opportunities.

BALANCE SHEET
Cash, cash equivalents and short-term investments increased $24.1 million to $54.9 million as of September 30, 2007, compared to $30.8 million at December 31, 2006. Inventories increased $0.9 million or 2 percent to $52.4 million from $51.5 million at December 31, 2006. Accounts receivable increased 16 percent in line with revenue growth to $71.7 million from $61.9 million at December 31, 2006.

BUSINESS OUTLOOK
The following statements are based on current expectations on October 22, 2007. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any new businesses or license agreements the Company may enter into in future periods.

ArthroCare’s business outlook for fiscal 2007 is as follows:

•	The Company expects total revenue for the calendar year to be at least 20%.
•	The Company expects GAAP diluted EPS for the fourth quarter to be $0.48 to $0.50 and GAAP diluted EPS for the full calendar year to be $1.48 to $1.50.

ArthroCare will provide preliminary guidance for 2008 at its October 24th Analyst Meeting.

CONFERENCE CALL
ArthroCare will hold a conference call with the financial community to discuss these results at 4:30 p.m. ET/1:30 p.m. PT today. A live webcast of the call will be available on ArthroCare’s Web site at www.arthrocare.com.  The webcast will remain available through November 22, 2007.  A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21350730.

ABOUT ARTHROCARE
Founded in 1993, ArthroCare Corp. (www.arthrocare.com) is a highly innovative, multi-business medical device company that develops, manufactures and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue — minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.

SAFE HARBOR STATEMENTS
Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the Company's stated business outlook for fiscal 2007, continued strength of the Company's fundamental position, the strength of the Company's technology, the Company's belief that strategic moves will enhance achievement of the Company's long term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to the uncertainty of success of the Company's non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, the uncertainty of protecting the Company's patent position, and any changes in financial results from completion of year-end audit activities. These and other risks and uncertainties are detailed from time to time in the Company's Securities and Exchange Commission filings, including ArthroCare's Form 10-Q for the quarter ended June 30, 2007 and its Form 10-K for the year ended December 31, 2006. Forward-looking statements are indicated by words or phrases such as "anticipates," "estimates," "projects," "believes," "intends," "expects," and similar words and phrases. Actual results may differ materially from management expectations.

Financial Tables Appended

ARTHROCARE CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,		September 30,	September 30,
	2007	2006	Variance	2007	2006	Variance

Revenues:
Net Product Sales	$75,492	$62,117	$13,375	$223,098	$186,196	$36,902
Royalties, fees and other	2,969	2,577	392	8,648	6,985	1,663
Total revenues	78,461	64,694	13,767	231,746	193,181	38,565

Cost of product sales	21,200	19,932	(1,268)	63,659	57,394	(6,265)

Gross profit	57,261	44,762	12,499	168,087	135,787	32,300
Product Margin	71.9%	67.9%		71.5%	69.2%
Gross Margin	73.0%	69.2%		72.5%	70.3%

Operating expenses:
Research and development	6,519	5,625	(894)	19,608	17,953	(1,655)
Sales and marketing	29,531	20,369	(9,162)	89,137	65,069	(24,068)
General and administrative	6,023	5,014	(1,009)	18,332	15,452	(2,880)
Amortization of intangible assets	1,753	1,784	31	5,588	5,324	(264)
Total operating expenses	43,826	32,792	(11,034)	132,665	103,798	(28,867)

Income from operations	13,435	11,970	1,465	35,422	31,989	3,433
Interest and other income (expense), net	1,010	(440)	1,450	1,815	(761)	2,576
Income before income tax provision	14,445	11,530	2,915	37,237	31,228	6,009

Income tax provision	3,323	2,854	(469)	8,565	7,720	(845)

Net income	$11,122	$8,676	$2,446	$28,672	$23,508	$5,164

Basic net income per share	$0.40	$0.33	$0.07	$1.05	$0.90	$0.15

Shares used in computing
basic net income per share	27,570	26,681		27,326	25,985

Diluted net income per common share	$0.39	$0.31	$0.08	$1.00	$0.84	$0.16

Shares used in computing
diluted net income per share	28,856	28,265		28,685	28,069

ARTHROCARE CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	September 30,	December 31,
ASSETS	2007	2006
Current assets:
Cash and cash equivalents	$44,548	$15,531
Short-term investments	10,390	15,225
Accounts receivable, net	71,658	61,935
Inventories, net	52,390	51,542
Deferred tax assets	14,384	13,795
Prepaid expenses and other current assets	4,796	5,389
Total current assets	198,166	163,417

Property and equipment, net	38,764	36,071
Related party receivables	-	500
Intangible assets, net	32,324	35,982
Goodwill	139,829	137,831
Other assets	6,808	1,245

Total assets	$415,891	$375,046

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$13,620	$12,993
Accrued liabilities	11,113	26,347
Accrued compensation	10,041	7,906
Income taxes payable	1,921	2,427
Total current liabilities	36,695	49,673

Deferred tax liabilities	538	1,991
Other non-current liabilities	5,869	879
Total liabilities	43,102	52,543

Total stockholders' equity	372,789	322,503

Total liabilities and stockholders' equity	$415,891	$375,046